UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                                            Commission File Numbers: 333-64709
                                                                     333-71132

                            TELEMUNDO HOLDINGS, INC.
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             (Exact name of registrant as specified in its charter)


                              2290 WEST 8TH AVENUE
                             HIALEAH, FLORIDA 33010
                                 (305) 884-8200
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     11 1/2% SENIOR DISCOUNT NOTES DUE 2008
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            (Title of each class of securities covered by this Form)


                                      NONE
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [X]        Rule 12h-3(b)(1)(i)     [ ]
     Rule 12g-4(a)(1)(ii)     [ ]        Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(2)(i)      [ ]        Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(ii)     [ ]        Rule 12h-3(b)(2)(ii)    [ ]
                                         Rule 15d-6              [ ]
                                         Rule 12h-3(b)(3)        [ ]


           Approximate number of holders of record of the 11 1/2% SENIOR DISCOUNT NOTES DUE 2008 as of the certification or notice date: 1

           Pursuant to the requirements of the Securities Exchange Act of 1934, TELEMUNDO HOLDINGS, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: APRIL 23, 2002                    By: /s/ Vincent L. Sadusky
                                            -----------------------------------
                                            Name: Vincent L. Sadusky
                                            Title: Chief Financial Officer
                                                   and Treasurer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


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